UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 18, 2008

SYNPLICITY, INC.

(Exact name of registrant as specified in its charter)

California	000-31545	77-0368779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 West California Avenue

Sunnyvale, CA 94086

(Address of principal executive offices, including zip code)

(650) 215-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Officer Bonus Plan

On January 18, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Synplicity, Inc. (“Synplicity”) approved an amendment to Synplicity’s Officer Bonus Plan (the “Plan”), effective as of April 1, 2008, increasing the annual bonus pool subject to the Plan. The Plan is a cash bonus program to be used by Synplicity’s chief executive officer to reward certain executives based on his judgment of their contribution to the success of Synplicity.

The Committee selects the employees of Synplicity who will be eligible to participate under the Plan.  Subject to the terms of the Plan, the Committee has all discretionary authority to interpret the terms of the Plan and to set the annual cash bonus pool available to participants under the Plan. However, Synplicity’s chief executive officer has discretionary authority to determine the actual amounts to be distributed to the eligible employees as quarterly bonus payouts and cash bonuses during the term of the Plan.

The Committee administers the Plan and has the power to amend, suspend or terminate the Plan at any time. In the event of a change of control of Synplicity, the Committee may terminate the Plan and all obligations under the Plan, provided that the Committee provides for a replacement plan offering comparable benefits or compensation under the Plan after consultation with senior management of Synplicity.

Pursuant to the amendment, the Committee approved an annual bonus pool for the period beginning April 1, 2008 and ending March 31, 2009 of $32,000 and accordingly, a maximum quarterly bonus payout of $8,000. The annual bonus pool was increased from $25,000.

The following executive officers are eligible to participate in the Plan:

•                  Andrew Dauman (Senior Vice President, Worldwide Engineering)

•                  Andrew Haines (Senior Vice President of Marketing)

•                  John Hanlon (Senior Vice President and Chief Financial Officer)

•                  Ken McElvain (Chief Technical Officer and Vice President)

Synplicity’s chief executive officer has discretion with respect to the allocation of quarterly bonus payouts amongst the participants. Thus, the maximum quarterly bonus payout for any single executive officer would be $8,000 if Synplicity’s chief executive officer decides to award no bonuses to any of the other eligible executive officers.

The foregoing description is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.49.1 and incorporated herein by reference.

Adjustments to Executive Officer Compensation

On January 18, 2008, the Committee also approved annual cash compensation in the amounts and to the named executive officers listed below. The annual cash compensation of the named executive officers, excluding Mr. Lovas, consists of base salary, payments made under the Plan, as described above, and payments made under Synplicity’s Variable Incentive Pay Plan (“VIPP”). The annual cash compensation for Mr. Lovas consists of base salary, annual commission, annual car plan and bonus payments made upon achievement of certain metrics and sales quotas. Each of the amounts listed below represents an increase from the prior level, except that the bonus payment level to Mr. Lovas remains unchanged. The increase in annual cash compensation is effective April 1, 2008, except with respect to Mr. Lovas, in whose case the increase is effective as of January 1, 2008.

Executive Officer	Base Salary	Commission	VIPP	Car Plan	Bonus Payment(1)	Total(2)

Andrew Haines Senior Vice President of Marketing	$227,266		$56,816			$284,082

John Hanlon Senior Vice President and Chief Financial Officer	$242,711		$60,678			$303,389

James Lovas Vice President of Worldwide Sales	$210,700	$150,000		$9,300	$20,000	$370,000

Kenneth McElvain Chief Technical Officer	$231,701		$57,925			$289,626

(1)                                   At the discretion of Synplicity’s chief executive officer, the executives may receive a cash payment from the Plan, as described above and attached hereto as Exhibit 10.49.1, which has an aggregate annual bonus pool of $32,000.

(2)                                   Bonus payments are not included in total.

Item 8.01                                             Other Events

On January 18, 2008, the Committee approved an extension of Synplicity’s stock repurchase program for an additional year. Pursuant to the program Synplicity may repurchase up to $10.0 million of Synplicity’s common stock. Shares will be repurchased in the open market at times and prices that Synplicity considers appropriate. The timing of purchases and the exact number of shares to be purchased will depend on market conditions.

Item 9.01                                             Financial Statements and Exhibits

(d)                                   Exhibits

Exhibit No.	Description
10.49.1	Synplicity, Inc. Officer Bonus Plan, as amended January 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNPLICITY, INC.

Date: January 24, 2008	/s/ Gary Meyers
Gary Meyers Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ John J. Hanlon
John J. Hanlon Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.49.1	Synplicity, Inc. Officer Bonus Plan, as amended January 18, 2008